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                                                                 EXHIBIT 10(d)-5


                                     3/26/98
                            NNS SETTLEMENT AGREEMENT
                                 BY AND BETWEEN
                        KOCH GATEWAY PIPELINE COMPANY AND
                         MOBILE GAS SERVICE CORPORATION



This Agreement is made this 26th day of March, 1998, by and between Koch Gateway Pipeline Company ("Koch") and Mobile Gas Service Corporation ("MGS").

WHEREAS, Koch and MGS have agreements relating to No Notice Service ("NNS") that will expire by their own terms on March 31, 1999, including Koch contact no. 14530 ("NNS Contract") and Koch Contract nos. 14478 and 14528 ("NNS SCO Contracts"); and

WHEREAS, pending before the Federal Energy Regulatory Commission is Docket No. 97-373 in which rates and other terms for NNS are disputed and the outcome of which is uncertain; and

WHEREAS, Koch and MGS desire to resolve amicably all disputes between them as to NNS and to provide for NNS after March 31, 1999; and

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in consideration of the promises and mutual covenants and agreements contained herein, Koch and MGS agree as follows:

1) The terms and conditions of the settlement reached between Koch and its two part NNS Customers ("NNS Customers") in Docket No. RP94-120 shall continue through March 31, 1999.

2) Subject to the other provisions of this agreement, MGS shall extend its existing two part NNS Contract for a term beginning April 1, 1999 through March 31, 2002, which shall be the term of this Agreement.

3) For the term of this Agreement and subject to any rate modifications in Paragraphs 9 and 10, below, the demand charge for MGS's two part NNS Contract shall be the lesser of $6.38 per MMBtu or the maximum applicable tariff rate(s) in effect during the term of this Agreement. In addition to the demand charges set forth herein, MGS shall pay the maximum commodity rate, all applicable surcharges and the maximum fuel retention levels as set forth in Koch's FERC Gas Tariff. Provided however, the 100% load factor rate, between primary receipts and delivery points shall not exceed $0.23 per MMBtu (demand and commodity) plus fuel and all applicable


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surcharges. Provided further, the 100% load factor rates may increase pursuant to Paragraph 15 (B) if MGS utilizes supplemental receipt points.

4) On March 31, 1999, MGS's existing NNS SCO Contracts with Koch shall expire. These NNS-SCO Contracts currently have a MDQ of 6,870. MGS will not renew these contracts, nor add the delivery points under these SCO contracts to its two part NNS Contract which serves Whistler Junction, as well as other delivery points.

5) Effective on April 1, 1999 MGS shall increase its MDQ under its two part NNS Contract to 24,000 MMBtu per day. During the term hereof, MGS will serve only those delivery points which it is currently serving under its two part NNS Contract as of the date of this Agreement.

6) Notwithstanding Paragraph 5, above, on or after April 1, 1999, MGS can add a new delivery point with an MDQ of 2,000 MMBtu/d or less to their two part NNS Contract to serve a future interconnect to be located at Baldwin County, Alabama ("Baldwin delivery point") without increasing their NNS MDQ above 24,000 MMBtu/d. Provided however, MGS can add additional MDQ to the Baldwin delivery point in excess of 2,000 MMBtu/d to the extent they increase their overall NNS contract MDQ by at least the same amount. The rate for such additional MDQ will be the rate stated in Paragraph 3.

7) Subject to paragraph 6 above, to the extent MGS desires to serve delivery points not currently being served under its two part NNS Contract, then MGS shall submit a valid request for service and enter into a new two part NNS agreement to serve those points. During the term hereof, the demand rate for delivery points which will be used to serve loads which were not previously served using transportation on Koch shall be $6.38; the rate for delivery points which were previously served through NNS SCO on Koch shall be $6.38, and MGS shall convert 100% of that NNS SCO MDQ to two-part NNS MDQ; the rate and all other applicable terms and conditions for all other delivery points will be subject to negotiation and shall not be covered by the Settlement as amended herein.

8) If MGS suffers from a bypass which originates from Koch's pipeline shall have the right to reduce its MDQ as follows. In the event a third party builds facilities to KGPC or has Koch build such facilities and bypasses MGS to serve an existing load currently served by that MGS under its NNS contracts, then Koch shall allow MGS to reduce its NNS MDQ by an amount equal to the peak day volume of the bypassed load during the last 12 months for interruptible loads, or the NNS MDQ allocated by MGS to serve the load, if firm. Such NNS reduction may become effective immediately upon commencement of bypass flows and can be exercised up to 12 months following the commencement of bypass flows. In addition and contemporaneously with its offer to


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other party(s), Koch will offer MGS the same service, terms, conditions and rate to its city gate which Koch offered to any other party(s) to serve that particular bypassed load. If MGS experiences a load reduction as a result of a bypass initiated by Koch or Koch's marketing affiliate that results in an actual reduction in the load being served by a NNS contract, then MGS shall be entitled to reduce its annual MDQ by a percentage not to exceed the percentage reduction in MGS's total annual throughput that resulted from the bypass. Such NNS reduction may become effective immediately upon commencement of bypass flows and can be exercised up to 12 months following the commencement of bypass flows.

9) In the event MGS is required by its regulatory authority to unbundle its merchant function and provide open access transportation to delivery points on its system(s):

     A. MGS shall make a good faith effort to require that those parties which, through the unbundling process take over all or part of MGS's merchant service business, will take assignment of their respective portions of MGS's MDQ. All assignments shall be subject to all of the terms of this Agreement.

     B. In the event a third party assumes the responsibility to serve all or part of MGS's load which was previously supplied under MGS's NNS contract on Koch ("assigned load"), then MGS may (a) assign that portion of its NNS contract to that third party, or (b) to the extent the loss of that load results in the demand charge for that portion of MGS's Koch NNS contract becoming a stranded cost, then MGS shall have the right to cancel a portion of its NNS MDQ equal to the peak day requirement of that assigned load. MGS shall use best efforts to provide Koch 6 months prior written notice for any such contract reductions. Such reductions shall be effective on the date gas is first delivered by an alternative supplier. If this reduction was the result of a proceeding before a body which regulates MGS, then MGS shall provide Koch with timely written notice so that it has the opportunity to participate in that proceeding. MGS shall use its best efforts, in any such proceeding, to insure that its contract with Koch will not take the full impact of any such reduction but will endeavor to insure that the contract reductions are spread evenly among all its transportation contracts. Finally, to the extent a reduction in MDQ occurs pursuant to the terms of this paragraph and the revenue earned by Koch from any replacement transportation contract is less than what Koch received under its NNS agreement for this portion of MGS's MDQ, then the NNS rate for the remaining MDQ will be increased by an amount, up to the rate set forth in Paragraph 12, necessary to insure that Koch's revenues remain unchanged. If the revenues earned by Koch from any replacement transportation contract are more than what Koch received


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          under its NNS agreement for this portion of MGS's MDQ, then the NNS rate for the remaining MDQ will be decreased by an amount necessary to insure that Koch's revenues remain unchanged.


10) In the event MGS is prohibited by its regulatory authority from recovering in its rates the cost for a portion of their MDQ on Koch based on the conclusion of its regulator that MGS's MDQ is in excess of its peak day needs, then MGS shall have the right to reduce its NNS MDQ to a level that it can recover in their rates. This reduction shall be effective prospectively beginning on the date a final order disallowing recovery of the NNS demand charges is issued. Before this provision can become effective MGS must notify timely Koch in writing that this issue is pending before a regulatory authority so that Koch can participate in that proceeding. In addition MGS must use its best efforts to prevent its contract with Koch from taking more than a proportionate reduction in MDQ during these proceedings. Finally, to the extent a reduction in MDQ occurs pursuant to the terms of this paragraph and the revenue earned by Koch from any replacement transportation contract is less than what Koch received under its NNS agreement for this portion of MGS's MDQ, then the NNS rate for the remaining MDQ will be increased by an amount, up to the rate set forth in Paragraph 10, necessary to insure that Koch's revenues remain unchanged. If the revenues earned by Koch from any replacement transportation contract are more than what Koch received under its NNS agreement for this portion of MGS's MDQ, then the NNS rate for the remaining MDQ will be decreased by an amount necessary to insure that Koch's revenues remain unchanged.

11) MGS agrees not to oppose any overall settlement in Docket No. RP97-373 which is acceptable to both Koch and the Commission Trial Staff that includes a postage stamp rate design for NNS. In addition, MGS agrees to file comments in support of a stipulation and agreement filed with the Commission that reflects the provisions of this agreement. Upon execution of a joint stipulation and agreement by Koch, Trial Staff, and all of the parties which support the settlement, and upon certification of that joint stipulation and agreement to the Commission and suspension of the procedural schedule in this docket, MGS shall conditionally withdraw their opposition to the positions which Koch has taken in this docket (including any testimony which opposes any aspect of Koch's case) subject to Commission approval of said stipulation and agreement in a final order. At the same time, and under the same circumstances described above, Koch shall conditionally withdraw its testimony supporting zoned NNS rates and advocate the utilization of a postage stamp rate design for NNS rates during the Contract Extension. Upon approval of the stipulation and agreement without modifications by the Commission in a final order, the referenced testimony of Koch shall be deemed withdrawn. In the event the Commission rejects the stipulation and agreement, or modifies it in a manner that is unacceptable to either Koch or MGS, then the referenced testimony shall not be deemed withdrawn and both Koch and MGS shall be free to pursue such testimony in any future proceedings in this docket.



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12) With respect to rate changes pursuant to Paragraph 9 and 10, the NNS demand charge rate shall be capped (exclusive of applicable surcharges, fuel and supplemental transportation charges) at a rate of $7.05 and a maximum 100% load factor NNS rate of $.24 per MMBTU until Koch files a section 4 rate case in which new NNS rates are established.

13) MGS shall not file a Section 5 proceeding at the FERC which will have the effect of reducing Koch's rates during the term of this Agreement. MGS is not prohibited from filing a Section 5 Proceeding with respect to any other matters. MGS shall, however, have the right to litigate any and all issues raised in any proceedings before the FERC filed by Koch and any other party during the term of this Agreement. Neither Koch nor MGS shall during the term of this Agreement take any action that would frustrate or prejudice the provisions of this Agreement. Nothing herein prohibits Koch from filing a Section 4 during the term hereof, for which MGS shall have full opposition rights.

14) Receipt points and the use of supplemental points.

     A. The primary receipt point restrictions contained in the currently effective Settlement shall stay in place during the term of this Agreement.

     B. Supplemental Points: Koch shall charge the rate set forth in Paragraph 3 (i.e., no additional charges) for any supplemental receipt points that are located (i) in the same zone as the original primary receipt point(s) which were replaced by those supplemental points, or (ii) in the zone of the primary NNS delivery point(s). The higher of the rate set forth in Paragraph 3 or the maximum applicable FTS tariff rates, on a 100% load factor basis, shall be charged for the path between all other supplemental receipts.

     C. MGS shall not oppose any filing made by Koch which would incorporate this aspect of this Agreement into its tariff.

15) During the term of this Agreement Koch will not (a) seek to modify any provisions of the NNS Service Agreements and Rate Schedule without prior approval of MGS, such approval shall not be unreasonably withheld, or (b) seek to make deliveries to MGS's city gates subject to market based rate services, to the extent those deliveries are being transported under MGS own transportation contract and not the contract of another shipper including MGS's affiliated companies.

16) At the end of the term of this Agreement, MGS shall have the right to extend their NNS Contract for an additional term of three years at an MDQ equal to or greater than the MDQ originally subscribed by MGS on 4/1/99, at a rate(s) that will provide annual revenue to Koch equal to the MSRR. If MGS elects to extend its NNS Contract then


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Koch and it will agree to all of the terms of this Agreement, subject to that higher rate. This right to extend at the rate set forth in this paragraph shall continue until Koch files its next Section 4 rate case and the terms of any such extension shall terminate once Koch implements new rates. This provision of this Agreement can not be assigned.

As used in the previous paragraph "MSRR" is the sum of the twelve monthly amounts that would result if the lesser of $6.85 or the maximum applicable tariff NNS rate(s) ultimately approved in RP97-373 as well as the commodity rates ultimately approved in RP97-373 were applied to the MDQ to be extended, above. MSRR amounts shall include only demand and commodity charges for NNS, and shall exclude fuel and other applicable charges.

17) If and to the extent Koch offers a discounted transportation rate to any party for gas deliveries to a city gate of MGS or an existing customer of MGS to serve a certain market, Koch shall offer a comparable discount (same services, terms and conditions) to the affected MGS for the same market.

18) If any material aspect of the Joint Stipulation and Agreement filed in Docket No. RP97-373, is modified by the Commission, then the parties shall have the option to terminate this Agreement within 30 days of a final FERC order.

19) All rates and services described in this Agreement are subject to the terms and conditions of Koch's FERC Gas Tariff. Koch shall have no obligation to make refunds to MGS unless the maximum rate ultimately established by the FERC for any service described herein is less than the rate paid by MGS under this Agreement. Koch shall have the unilateral right to file with the appropriate regulatory authority and make changes effective in the filed rates, charges, and services in Tariff, including both the level and design of such rates, charges and services and the general terms and conditions therein.

20) The terms and conditions of this Agreement except those that become a matter of public record, are confidential and shall not be disclosed to any person or entity or used by any of the Parties for any purpose except to the extent required by the valid order of a judicial or regulatory authority. The foregoing notwithstanding, either Party, with consent of the other, may disclose the terms and conditions of this Agreement to their respective employees, agents or affiliates only to the extent necessary for the performance of such employee's, agent's, or affiliate's duties regarding the execution of this Agreement; provided, however, that the Party making such disclosure shall take all reasonable steps to ensure that such employee, agent or affiliate shall maintain the confidentiality of this Agreement. If either Party is otherwise required to disclose any of the terms and conditions of this Agreement, such Party shall first notify the other and shall seek to obtain confidential treatment of this Agreement consistent with its terms.



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21) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE
STATE OF TEXAS, EXCLUDING ANY PROVISION WHICH WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

22) This Agreement shall constitute the entire agreement of the parties and may only be modified by a written agreement if signed by both parties.

23) If any provision is found to be contrary to existing laws or regulations, then that provision shall be severed from the Agreement and all other aspects of this Agreement shall be given then full force and effect.




Accepted by,



/s/ RENATO PEREIRA
--------------------------------------------
Koch Gateway Pipeline Co



 Renato Pereira, President
--------------------------------------------
Name, Title



 /s/ GERALD S. KEEN
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Mobile Gas Service Corporation



Gerald S. Keen, Vice President of Operations
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Name, Title

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